WEB SERVICES AGREEMENT

THIS WEB SERVICES AGREEMENT (“Agreement”) is made as of the Effective Date by and between the two “Parties”; The Bluebook International, Inc., a Nevada Corporation with offices located at 21098 Bake Parkway Suite 100, Lake Forest, Ca. 92630 hereinafter, the (“Licensor”) and Homesite Insurance Company, a Connecticut corporation having its principal offices at 99 Bedford Street, Boston, Massachusetts 02111, and its insurance company affiliates hereinafter collectively the (“Subscriber”).

WHEREAS, Licensor develops, markets and owns rights or license to certain Software and Internet websites for accessing the Software, as identified hereunder; and WHEREAS, Licensor provides certain Services as identified hereunder allowing access to the Subscriber (as defined hereunder) and providing access to the Software and Licensor Data using an Internet website; and

WHEREAS, Subscriber has evaluated the Insured to Value Solution, “InsureBASE”, examined the capabilities of the Services, and Subscriber desires to use the Software by accessing the Software via an Internet website, subject to the terms and provisions of the Internet User License Agreement and these Terms and Conditions.

NOW, THEREFORE, in consideration of the mutual benefits of the covenants and restrictions contained herein, Licensor and Subscriber hereby agree as follows:

Section 1.1 - Terms and Conditions: The Internet User License Agreement, which is incorporated on the website, is also incorporated herein by this reference and shall apply to this Agreement, “Terms and Conditions”. This Agreement and the Internet User License Agreement contain the entire understanding of the parties and supersede any and all previous verbal and written agreements between the parties concerning the use of the Software and any and all of its Services. In the event the Internet User License Agreement and the Terms and Conditions conflict, the Terms and Conditions shall prevail.

Section 1.2 - Recitals: The above recitals and identification of parties are true and correct.

Section 1.3 - Grant of License: Licensor hereby grants to Subscriber a non-exclusive and non-transferable license to access the Software, Information and the User-Guide for the Term, subject to the terms and provisions of the Internet User License Agreement and the Terms and Conditions of this Agreement.

Section 1.4 - Password: Subscriber shall access the Software and Services only using the Password. Subscriber shall be responsible for good faith efforts to maintain the confidentiality and maintenance of the Password. Subscriber may allow Associates of Subscriber to use the Password to access the Subscriber Data via the Software pursuant to the Agreement and the Terms and Conditions, subject to the approval of Licensor. Subscriber shall not assign Passwords and any and all assignments of Passwords by the Subscriber, unless approved by the Licensor, shall be void.

Section 1.5 - Authorized Use: Subscriber shall use its best efforts to prevent Unauthorized Users from accessing the Software, Services and Users-Guide.

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Section 1.6 - Subscriber Data: Licensor shall keep confidential all Subscriber data and address and customer information as provided by Subscriber. Licensor shall not have the obligation to access, review, update, or maintain the Subscriber Data.

Section 1.7 - Lawful Purpose: Subscriber represents and warrants that Subscriber Data and all Subscriber access to the Software and Services shall not violate any contract, statute, law, rule, regulation, or other obligation under which Subscriber is bound. Subscriber represents and warrants that Subscriber shall not access the Software or services to conduct or solicit the performance of any business or activity that is tortious or prohibited by law or agreement.

Section 1.8 - Software Error Resolution: Licensor shall correct Defects/Errors in the Insured To Value software within 30 days after Subscriber reports such Defect to Licensor (“Defect Resolution”) as follows:

a.	Problem Reporting: Upon discovering a Defect, Subscriber shall report the Defect within thirty (30) days of knowledge of the defect and submit to Licensor a request for verification a (“Service Request”).

b.	Telephone Defect Resolution: Within 72 hours after receiving a Service Request, Licensor shall provide telephone support in the form of questions and answers, consultations and assistance to correct the Defect.

Section 1.9 - Telephone Support: Licensor shall provide Support Services Monday through Friday 7:00am - 4:00pm Pacific Standard Time except on all legal and Company stated holidays. Licensor also observes Christmas Eve and the day after New Year’s. Licensor reserves the right to change or modify technical support and or service times, however, Subscriber shall be notified by Licensor of all changes in support or services regarding Insured To Value solution at least 30 days prior to actual implementation. Subscriber will be provided reasonable telephone assistance in answering questions concerning the use of the Web Site and Services specific to the Insured To Value product line which also includes the InsureBASE solution (“Telephone Consultations”).

However, technical support is limited to actual technical difficulties specific to the failure of the products stated functionality. Telephone Consultations shall not be construed as an obligation by the Licensor to train Subscriber or any of its users and Licensor shall refer authorized users to the product user’s manual at the sole judgment of the Licensors technical support staff.

Section 1.10 - Back-up: Licensor shall perform routine back-ups of the Subscriber Data on the Software on a semi-monthly basis. The Subscriber may request additional backups of the data, however, there would be an additional charge and an additional agreement.

Section 1.11 - Access: Subscriber hereby acknowledges that use of the Software and Services require establishment and maintenance of a dedicated Internet access to the Software by Subscriber with capacity and bandwidth as specified by Licensor as may be modified by Licensor from time to time. This Agreement does not include establishment and maintenance of Internet access to the Software for the Subscriber or any other users under this Agreement.

Section 1.12 - Connectivity: Subscriber shall be responsible for any costs in connection with accessing the Software and Services on the Internet and using the Services, including (without limitation) telephone, communications, Internet service provider costs, Internet access software, computer hardware, modem, document production, fees charged by third parties, insurance, or any other costs incurred by Subscriber in accessing the Software or using the Services.

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The software was designed to work at Modem speeds of 14,400 baud and above. However, the speed in which software returns data back to the Subscriber and its users is dependent on other factors besides the speed of the Internet connection. These factors include, among others, local computer memory, hard drive space, video card memory and usage at peak times of the day. These factors, among others, may increase or decrease your level of experience when using the Internet based software system.

Section 1.13 - Conversion: Notwithstanding Section 3.9, Licensor may remove, migrate, or convert (as the case may be) the Subscriber Data from the Software from time to time, for the purposes of maintenance, installation, updates, replacements, backup, or modifications to the Software or Services.

Section 1.14 - Policy Statement: Subscriber shall comply with the Policy Statement as provided on the InsureBASE website, which is attached hereto as Exhibit “A”. Licensor may modify the Policy Statement from time to time at the exclusive discretion of Licensor, however, Subscriber shall be notified at least 30 days prior to implementation of a new Policy Statement.

Section 1.15 - Acceptance: Services provided by Licensor under the Agreement shall be deemed delivered by Licensor and accepted by Subscriber upon satisfactory performance.

Section 1.16 - Enhancements: Licensor may release for a fee or Subscriber may request in writing a desired Enhancement to the Software or Services. Development of such Enhancement shall be subject to the exclusive discretion of the Licensor and will include additional fees.

Section 1.17 - Representative: Subscriber shall appoint at least one employee of Subscriber as the primary representative of Subscriber and all users under the Agreement (“Subscriber Representative”). The Subscriber Representative shall be the primary contact with Licensor for purposes of enabling Licensor to provide Defect Resolution, Support Services, Enhancements, Password and other service, maintenance and general information or requests by the Subscriber.

Section 1.18 - Schedule Restrictions: Support Services, Enhancements, Defect Resolution, and Telephone Consultations to be provided by Licensor under the Agreement shall be performed only during the hours of 7:00 p.m. through 4:00 p.m. Pacific Standard Time, Monday through Friday (excluding holidays), unless otherwise required (as reasonably determined by Licensor).

Section 2.1 - Additional Services: Licensor shall perform additional Services and Enhancements requested by Subscriber and approved by Licensor on time and material rates of Licensor prevailing at the time such services that are rendered. Licensor shall invoice Subscriber for any services provided by Licensor according to Section 7 of the Agreement.

Section 2.2 - Costs: All direct costs incurred by Licensor in providing any requested services pursuant to the Agreement shall be reimbursed by Subscriber. Such direct costs shall include, (without limitation) postage, travel, per diem, telephone, material, and reproduction expenses. Licensor shall invoice Subscriber for direct costs according to Section 7 of the Agreement. However, all services to be provided to Subscriber by Licensor and related itemized costs shall be approved by Subscriber in writing prior to incurrence of such services or costs by Subscriber.

Section 2.3 - Late Fee: Any amount which is not paid when due by Subscriber shall be increased by a late charge equal to 1½% of such unpaid amount for each month in which such amount is due and not paid, except where any such amount is disputed in good faith by Subscriber.

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Section 3.1 - Term: The Agreement shall be valid for the Term.

Section 3.2 - Contract Term: The term of this Agreement is 2 years starting from the first date of this Agreement.

Section 3.3 - Start-Up Fee: Waived.

Section 3.4 - Transaction Fee: Subscriber shall pay a transactional fee [Redacted Pursuant to Request for Confidentiality] per submitted Completed Transaction subject to the terms and conditions set forth in Section 3.42 of this Agreement.

Section 3.41: Completed Transaction: A Completed Transaction is defined as:

1) Automated Valuation without an ERC,
2) Manual Valuation with an ERC, or
3) Automated Valuation with an ERC.

Automated Valuation is defined as - The successful submission and response of a specified address that provides a validated address and data results such as Living Area and Year Built.

Manual Valuation is defined as - The unsuccessful submission and response of a specified address that does not result in a validated address or data results such as Living Area and Year Built.  Subsequently, this data is provided manually in order to calculate an estimated replacement cost and to return other property attributes.

ERC (Estimated Replacement Cost) is defined as - The successful calculation of the estimated replacement cost based on either an Automated or Manual Valuation.

Section 3.42 - Minimum Transactions: Subscriber acknowledges that it is receiving the Bluebook 2004 Most Favored Nation-Status discounted Transaction Fee in exchange for a two (2) year Term of this Agreement. Should Subscriber terminate this Agreement prior to the end of the Term, Subscriber agrees to pay the difference in the price adjusted for the actual number of Completed Transactions submitted during the last one year period as outlined in the pricing schedule found under Exhibit B. For purposes of clarity, this section may call for an adjustment of the fee per transaction actually made, but creates no obligation on payment for a minimum number of transactions. The Parties anticipated a minimum of 100,000 Completed Transactions annually. Notwithstanding any provision to the contrary, this contract creates no minimum payment obligation nor any minimum transactions on Licensor.

Section 3.5 - Submitted Property: A property is deemed submitted when it has been entered into the InsureBASE application by any authorized user of Subscriber with the intent to receive an Estimated Replacement Cost on any single property included in any group of properties through the portfolio review process. The Subscriber shall receive monthly, a usage report that lists the total number of submitted and completed transactions.

Section 3.6 - Invoicing: Licensor shall invoice Subscriber at the end of each calendar month. Subscriber shall pay any such invoice in full within thirty (30) days of receipt. Subscriber hereby acknowledges that Licensor may deactivate Passwords and deny access to the InsureBASE Web Site and/or Services if Subscriber fails to pay any amount due under this Agreement on or before the thirtieth day (30th) day after receipt of the invoice, unless any such amount is disputed in good faith by Subscriber. Balances over 30 days that are not in dispute are subject to a late fee of 1.5% per month. - If an invoice contains a disputed charge Subscriber shall pay all amounts on the invoice that are not disputed.

Section 3.7 - Subscriber Termination: Subscriber may terminate the Agreement upon providing ninety (90) days advance written notice of termination to Licensor. - Termination shall be effective on the last day of the calendar month for which the ninety (90) day termination notice expires. Upon termination of the Agreement, Subscriber shall immediately cease and desist any and all access to and attempts to access the Software and Services.

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Section 3.8 - Licensor Termination: Licensor may terminate the Agreement upon providing ninety (90) days advance written notice of termination to Subscriber. Termination shall be effective on the last day of the calendar month for which the ninety (90) day termination notice expires. Licensor shall refund any amounts paid by Subscriber that are unearned under the terms and conditions of this Agreement.

Section 3.9 - Payment: Termination or cancellation of the Agreement shall not relieve Subscriber from any payment obligation under the Agreement and all payment obligations of Subscriber under the Agreement shall survive termination and cancellation of the Agreement. In the event Subscriber terminates the Agreement before the expiration of the Contract Term, upon termination, Subscriber shall pay any and all remaining balances including termination fees and respective adjustments in pricing as outlined in Section 3.42 above, in full within thirty (30) days, unless any such amount is disputed in good faith by Subscriber.

Section 3.11 - Nonpayment: Licensor shall have the right to disable and deny Passwords or to restrict users and/or cancel the Agreement without notice upon Subscribers failure to pay any amount due on or before the thirtieth (30) day after receipt of an invoice, unless any such amount is disputed in good faith by Subscriber.

Section 3.12 - Shut-off: Licensor shall have the right to disable and deny Passwords and/or cancel the Agreement without notice upon Subscriber violation of the License Agreement.

Section 3.13 - Deactivation and Removal: Upon termination or cancellation of the Agreement, Licensor shall have the right to disable and deny access and cease all Subscriber access to the Software and Services. Upon termination or cancellation of the Agreement, Licensor shall remove the Subscriber Data and Licensor shall return a copy of all Subscriber Data in Microsoft Excel 2000 or later format to Subscriber. Subscriber shall destroy or return (as requested by Licensor) any copies of the User’s-Guide or Licensor property in possession by Subscriber. Subscriber shall be responsible each user of the system.

Warranty

Section 4.1 - Software Warranty: Licensor represents and warrants that the Software shall perform substantially as represented in the User-Guide beginning on the Effective Date. Licensor represents and warrants that all Services shall be provided on a reasonable efforts basis and validated defects in software shall be corrected according to the provision provided herein.

Section 4.2 - Ownership and Title: Title to the Software, User-Guide and all technology, including (without limitation) websites, in connection with the Software and Services (excluding Third Party Technology), including all ownership rights to patents, copyrights, trademarks, trade secrets and intellectual property in connection therewith shall be the exclusive property of Licensor. As used herein, “Intellectual Property” means, any data, device, information, document, technology, object code, source code, “Marks” (defined below), goods or other asset of any kind, including all U.S. patents, world-wide patent rights, Berne Convention Copyright, Privacy Rights, trademark, or trade secret, relating to any such data, device, information, document, technology, object code, source code, Marks, goods or other asset including, all rights necessary for the U.S. and European Union development, manufacture, modification, enhancement, licensing, sale, use, reproduction, distribution, publication, performance, and/or display of such data, device, information, document, technology, object code, source code, Marks, goods or other asset. As used herein, “Marks” means any U.S. or European Union Community trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia, icons, domain names, and other sources or business identifiers all of which is and shall remain the property of the Licensor.

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Section 4.3 - Trademark Ownership - The Licensor represents and warrants to Subscriber that it owns all right, title and interest in and to the Replacement Cost Calculator and Bluebook Marks, free from any liens or other encumbrances, and has the authority to grant to Subscriber the rights to use the Replacement Cost Calculator and Stated Bluebook Marks in accordance with this Agreement.

Section 4.4 - Express Warranties: Subscriber hereby acknowledges and agrees that Licensor (including officers, employees, agents, directors and independent contractors of Licensor) has not made any express warranties concerning the Software, Services, or User-Guide, excepting the software and services warranty in this agreement.

Section 4.5 - Downtime: Subscriber hereby acknowledges and agrees that the Software and Services may be inaccessible for a period of time for purposes of maintenance, installation, updates, replacements, backup, or modifications of the Software or Services. Licensor hereby disclaims and Subscriber hereby waives any and all Licensor responsibility resulting from Subscriber failure to access the Software or Services during such downtime. However, all scheduled maintenance times will be provided to Subscriber at least five (5) days prior. However, the Subscriber understands that the very nature of the software and services being provided requires updating several times a year in order to maintain its data. Therefore, the Licensor reserves the right to take the system offline during the hours of 8:01pm - 3:59am PST for proper and necessary maintenance.

Section 4.6 - Loss of Subscriber Data: Programming, software design errors, maintenance of the Software and Services, or unauthorized access to the Software and Services may result in the loss of Subscriber Data. Licensor shall not be responsible for any loss of Subscriber Data.

Section 4.7 - Merchantability Limitation: Subscriber is solely responsible for determining whether the Software, any and all information contained returned or used by the subscriber, Services and information contained, returned or utilized by the Subscriber are suited for Subscriber’s needs. Any and all results obtained from the Software, Services and any and all information from the use of InsureBASE or its related information and services is utilized at Subscriber’s own risk. Licensor makes no claim that the Software, Data and Services are suitable for the needs of Subscriber. Licensor makes no representations regarding conformity with or satisfaction of any federal, state, local laws or standards. Subscriber is responsible for the proper use of the system.

Section 4.8 - Subscriber Indemnification: If a final judgment from a court of competent jurisdiction is entered against Subscriber upholding claims that the Software or Services violate a United States patent, copyright, or trade secret or any other proprietary rights of a third party in the United States, provided Subscriber gives Licensor prompt written notice upon Subscriber’s knowledge of any such claim, provides Licensor with assistance and authority to assist Subscriber in the defense of such claim or action, and permits Licensor to answer, defend, or settle (in agreement with Subscriber) any such claim, Licensor shall fully indemnify Subscriber from any such claim, attorney’s fees, costs, fines, damages or other costs Subscriber may be required to pay as a result of such claim and perform one or more of the following actions (in agreement with Subscriber) within six months of the date final judgment in favor of such third party's claim is rendered by a court of competent jurisdiction:

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1. Modification: Modify the Software or Services to avoid the infringement without substantially eliminating the functional and performance capabilities of the Software and Services or obtain license from third party.

2. Cancel of License Agreement: Cancel License Agreement with Subscriber and absolve Subscriber of any additional fees owed at that time.

The remedies set forth herein shall be the sole and exclusive remedies of Subscriber under this Section 4.8 and shall be subject to Section 4.9 and 4.10.

Section 4.9 - Exclusive Remedy: The exclusive remedy of Subscriber for any reason and for any cause of action whatsoever in connection with or relating to the Agreement, the Software, Services, or any transaction involving the Software or Services, regardless of the form of action, whether in contract or in tort, shall be limited to repair or replacement of the Software or re-performance of Services, as determined by Licensor.

Section 4.10 - Limitation of Damages: Licensor shall not be liable to Subscriber under the Agreement for any direct or indirect lost profits, consequential, exemplary, incidental or punitive damages, regardless of the form of action, whether in contract or in tort, regardless of whether Licensor has been advised of the possibility of such damages in advance or whether such damages are reasonably foreseeable. Under no circumstance or for any reason shall Licensor be liable for any damages in excess of the sum of any and all payments by Subscriber to Licensor during the current term of the Agreement when the damages were incurred.

Section 4.11 - Force Majeure: Licensor shall not be liable to Subscriber for failing to perform its obligations under the Agreement because of circumstances beyond the control of Licensor. Such circumstances shall include, but not be limited to, any acts or omissions of war, natural disaster, act of a public enemy, riot, Acts of God, terrorism, and any events reasonably beyond the control of Licensor.

Section 4.12 - Licensor Indemnification: Subscriber shall release, defend, indemnify and hold harmless Licensor (including officers, employees, agents, directors and independent contractors of Licensor) from and against any and all claims, damages and liability (including reasonable attorney fees) arising from or related to use of the Software and Services by Subscriber, arising from or related to the Subscriber Data, and arising from or related to Subscriber breach of the Agreement.

Section 4.13 - Cooperation: Subscriber shall provide Licensor information concerning the Software and Services, as may be reasonably requested by Licensor from time to time, and shall fully cooperate with Licensor in good faith in the performance of the Agreement.

Section 4.14 - Export Assurance: Subscriber shall not perform any act in conflict with or in violation of the export laws and regulations of the United States.

Section 5.1 - Confidential Information: Receiving Party shall not disclose Confidential Information except to Authorized Persons. Receiving Party shall not duplicate, use, or disclose Confidential Information except as otherwise permitted under the Agreement. Confidential Information of Licensor shall be deemed to include all information concerning the Agreement, the Software, Services, and User-Guide.

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Section 5.2 - Trade Secrets: Subscriber hereby acknowledges and agrees that the Confidential Information of Licensor derives independent economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and from not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use.

Section 5.3 - Third Party Technology: Subscriber hereby acknowledges that the Software and Services may incorporate or use Third Party Technology (in whole or in part) for use in connection with the Software and Services. Subscriber acknowledges that use of the Third Party Technology when accessing the Software and Services is subject to any and all terms and conditions for such Third Party Technology as provided by owner or licensor of the Third Party Technology.

Section 5.4 - Reverse Engineering: Subscriber shall not reverse engineer the Software or Services.

and shall take reasonable measures to prevent the Software and Services from being reverse engineered.

Section 5.5 - Copies: Subscriber shall not copy the Software, Services, or User-Guide and shall take reasonable measures to prevent the Software, Services, or User-Guide from being copied without the prior written consent of Licensor.

Section 5.6 - Modifications: Subscriber shall not modify the Software or Services and shall not allow the Software or Services to be modified without the prior written consent of Licensor. Subscriber shall not use the Software or Services or any materials incident thereto to develop computer software without the prior written consent of Licensor. If the Software or Services is modified, such modifications shall be the sole and exclusive property of Licensor and Licensor shall own all of the rights, title and interests to such modifications and any resulting computer software, including (but not limited to) any and all copyrights, patents and trade secrets related thereto. Subscriber is responsible for all actions by its users as defined by the users list or who is provided access to Web Services by the Subscriber.

Section 5.7 - No Contest: Subscriber shall not contest or aid in contesting the ownership or validity of the trademarks, trade secrets or copyrights of Licensor.

Section 5.8 - Employee Pirating: Each party shall not (1) induce or solicit (directly or indirectly) any Associate of the other party to leave the employ or hire of the other party or (2) engage (directly or indirectly) the services of any Associate of the other party (as an employee, consultant, independent contractor, or otherwise) without the advance written consent of the other party.

Section 6.1 -- Definitions: The following definitions shall apply: However, no failure to define definitions in this Agreement shall change the obligations under this Agreement.

Access: The term “access” and variants thereof shall mean to store data in, retrieve data from or otherwise approach or make use of (directly or indirectly) through electronic means or otherwise.

Agreement: The term “Agreement” shall mean that certain Web Services Agreement between Licensor and Subscriber for accessing the Software and Services, which incorporates these Standard Terms and Conditions by reference.

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Associate: The term “Associate” shall mean an employee of Licensor or Subscriber (as applicable) or an independent contractor hired by Licensor or Subscriber (as applicable).

Authorized Person: The term “Authorized Person” shall mean (i) employees and legal counsel of the Receiving Party who agree to maintain the confidentiality of such Confidential Information in consideration for receiving such Confidential Information; and (ii) individuals or organizations who are authorized in writing by the Disclosing Party to receive Confidential Information.

Cancellation Notice: The term “Cancellation Notice” shall mean that written notice sent by a party to the other party seeking to cancel the Agreement.

Completed Transaction: Licensor’s delivery of an Estimated Replacement Cost and associated data from the Insured to Value calculator. This completed Transaction includes both Portfolio review (batch processing of property addresses) and the manual entry of single property processing from end user’s of Subscriber. Completed Transactions will be available to Subscriber in an agreed upon format.

Confidential Information: The term “Confidential Information” shall mean all information disclosed by the Disclosing Party to the Receiving Party which is identified by the Disclosing Party in writing as proprietary or confidential at the time such information comes into the possession or knowledge of the Receiving Party and which is not: (i) already known to the Receiving Party from a source other than a Disclosing Party; (ii) independently developed by the Receiving Party; and (iii) required by Court Order to be released by the Receiving Party.

Data Services: The term “Data Services” shall mean those services provided by Licensor to Subscriber as described on the Schedule, if any, for [Services Provided by Licensor] and providing access to the Subscriber Data using the Password on the Web Site, including Telephone Consultations and Defect Resolution provided in Section 1.9 of the Terms and Conditions.

Defect: The term “Defect” shall mean an electronic conversion error or indexing error that substantially impairs the performance, utility, and functionality of the Subscriber Data via the Software as described in the User-Guide.

Disclosing Party: The term “Disclosing Party” shall mean a party to the Agreement who discloses Confidential Information to the other party to the Agreement.

Effective Date: The term “Effective Date” shall mean January 01, 2005.

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Enhancement: The term “Enhancement” shall mean modifications to the Software or Services that improve or expand the functionality or features of the Software or Services as may be released by Licensor from time to time for a fee at Licensor’s discretion or such modifications as requested by Subscriber for a fee and approved by Licensor in writing.

Index: The term “Index” shall mean the predefined search criteria for Subscriber to access the Subscriber Data on the Web Site, as requested by Subscriber and approved by Licensor.

Password: The term “Password” shall mean that certain password and user name assigned by Licensor to Subscriber for purposes of accessing the Web Site.

Policy Statement: The term “Policy Statement” shall mean those certain written statements of policies, in printed or electronic form, concerning access to the Software and Services as may be adopted by Licensor and as modified by Licensor from time to time.

Receiving Party: The term “Receiving Party” shall mean a party to the Agreement who receives Confidential Information from the other party to the Agreement.

Restatements: The term “Restatements” shall mean Section 757 of the Restatement of Torts, Section 39 of the Restatement (Third) of Unfair Competition, Section 1 of the Uniform Trade Secrets Act, and 18 U.S.C. § 1839.

Transaction: The term “Transaction” means one evaluation for each unique address. Modifications to characteristics of a unique address by the same user, is not considered a transaction. However, transactions after one year for the same unique address are considered a transaction and will be charges as such. Duplicate addresses accessed by the different users and passwords, shall be subject to a transaction.

Software: The term “Software” shall mean the executable code for that certain computer or access via the Internet, or private line to software for accessing, managing, and retrieving the Licensors Data, accessible on the Internet by Subscriber including the Web Site and Enhancements.

Subscriber Data: The term “Subscriber Data” shall mean each document, information, or data in any form, uploaded, posted, processed, transmitted, or submitted by Subscriber to Licensor for Data Services pursuant to this Agreement.

Subscriber Facilities: The term “Subscriber Facilities” shall mean the office facilities of Subscriber as identified by Subscriber on the signature page of the Agreement.

Support Services: The term “Support Services” shall mean those certain consulting, implementation, support, and training services in connection with the Subscriber Data and the Web Site, as requested by Subscriber and approved by Licensor in writing and provided to Subscriber by Licensor at Licensor’s time and material rates.

Term: The term “Term” shall mean a period of time starting on the Effective Date and continuing until this Agreement is terminated or cancelled pursuant to the Terms and Conditions.

Third Party Technology: The term “Third Party Technology” shall mean any and all third party technology, including (without limitation) computers, equipment, database software, and any other technology, incorporated in whole or part in the Software or Services or used in connection with the Software or Services.

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Unauthorized Access: The term “Unauthorized Access” shall mean any access to the Software, Services, or User-Guide except for (i) the exclusive purposes of using and accessing the Software and Services according to the User-Guide on the Internet using the Password; (ii) searching, retrieving, processing, and downloading Subscriber Data; and (iii) training employees of Subscriber in the use of the Software or Services.

Unauthorized User: The term “Unauthorized User” shall mean any individual who accesses the Software, Services, or User-Guide except for: (1) employees of Subscriber authorized by Subscriber to access the Software, Services, and User-Guide for (i) the exclusive purpose of using and accessing the Software and Services according to the User-Guide on the Internet using the Password; (ii) searching, retrieving, processing, and downloading Subscriber Data; and (iii) training employees of Subscriber in the use of the Software or Services; and (2) Authorized Persons who are authorized in writing by Licensor to access the Software, Services, and User-Guide.

User Agreement: The term “User Agreement” shall mean those certain written statements of policies, in printed or electronic form, concerning access to the Software and Services as may be adopted by Licensor and as modified by Licensor from time to time.

User-Guide: The term “User-Guide” shall mean the user’s guide for the Software and Services in electronic or printed form as made available to Subscriber by Licensor.

Web Site: The term “Web Site” shall mean that certain Internet Web Site for storing, accessing, managing, and retrieving the Licensor Data, accessible by Subscriber using the Data Services of the Licensor.

Section 6.2 - Assignments: All assignments of rights under the Agreement by Subscriber without the prior written consent of Licensor shall be void.

Section 6.3 - Equitable Remedies: The parties hereby acknowledge that damages at law may be an inadequate remedy for the parties. Therefore, the parties shall have the right of specific performance, injunction, or other equitable remedy in the event of a breach of the Agreement or these Terms and Conditions by either party.

Section 6.4 - Amendments and Modifications: Waivers, alterations, modifications or amendments of a provision of the Agreement or the Terms and Conditions shall not be binding unless such waiver, alteration, modification or amendment is in writing and signed by both parties hereto.

Section 6.5 - Severability: If a provision of the Agreement or the Terms and Conditions is rendered invalid, the remaining provisions shall remain in full force and effect.

Section 6.6 - Captions: The headings and captions of the Agreement and the Terms and Conditions are inserted for reference convenience and do not define, limit or describe the scope or intent of the Agreement or the Terms and Conditions, or any particular section, paragraph, or provision.

Section 6.7 - Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

Section 6.8 - Governing Law: This Agreement shall be governed by the laws of the State of California, County of Orange without regard to any rules of conflict or choice of laws which require the application of laws of another jurisdiction, and venue shall be proper in California.

Section 6.9 - Notice: All notices shall be in writing. Notices by Subscriber to Licensor shall be deemed delivered when delivered by commercial next business day delivery service, by hand, or by Certified or Registered Mail - Return
Receipt Requested - to the address set forth below for Licensor. Notices by Licensor to Subscriber shall be deemed delivered when delivered electronically, by commercial next business day delivery service, by hand, or by Certified or Registered Mail - Return Receipt Requested to the address specified in the Agreement for Subscriber or the email address provided by Subscriber. Notice shall be deemed given on the date notice is delivered electronically, or by hand, or on the date of receipt - as evidenced in the case of Certified or Registered Mail by Return Receipt, whichever comes first. Notices by either party electronically shall be deemed written notices.

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Section 6.10 - Arbitration: If the Participants hereto are unable to resolve by mutual agreement any dispute or controversy between them concerning this Agreement, the Participants agree that the dispute or controversy shall be finally settled by mandatory, binding arbitration, in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions. Costs of arbitration shall be borne by the Participants in accordance with the decision of the arbitrators. Judgment upon the award rendered shall be entered into any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be. The arbitration proceedings shall be conducted by the American Arbitration Association (AAA) in Orange County, California.

Section 6.11 - Assurances: Each party hereby represents and warrants that all representations, warranties, recitals, statements and information provided to each other under the Agreement are true, correct and accurate as of the Effective Date of the Agreement to the best of their knowledge.

Section 6.212 - Litigation Expense: In the event of litigation arising out of the Agreement or the Terms and Conditions, each party shall bear its own costs and expenses of litigation or arbitration, including, but not limited to, attorney fees, travel expenses, deposition costs, expert witness expenses and fees, court costs and other costs incurred in connection with bringing or defending such action whether or not incurred in trial or appeal (excluding fees and expenses of arbitrators and administration fees and expenses of arbitration).

Section 6.313 - Pronouns/Gender: Pronouns and nouns shall refer to the masculine, feminine, neuter, singular, or plural, as the context shall require.

Section 6.14 - Waiver: Waiver of breach of the Agreement or the Terms and Conditions shall not constitute waiver of another breach. Failing to enforce a provision of the Agreement or the Terms and Conditions shall not constitute a waiver or create an estoppel from enforcing such provision.

Section 6.15 - Relationship of the Parties: It is agreed that the relationship of the parties is primarily that of licensee and licensor. Nothing herein shall be construed as creating a partnership, an employment relationship, or an agency relationship between the parties, or as authorizing either party to act as agent for the other. Each party shall maintain its separate identity.

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IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

LICENSOR:	SUBSCRIBER:

The Bluebook International, Inc.	Subscriber: Homesite Insurance Company

By: /s/ Brian Jones	By: /s/ Anthony Scavongelli

Print Name: Brian Jones	Print Name: Anthony Scavongelli

Title: Executive Vice President Sales	Title: Vice President

Date: March 07, 2005	Date: March 4, 2005

Address: 21098 Bake Parkway Suite 100	Subscriber Facilities: 99 Bedford Street

Lake Forest, Ca. 92630	Boston, MA 02111

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Exhibit A

End User License Agreement.

This End User License Agreement (the "Agreement") is a legal agreement between you (either an individual or an entity) and The Bluebook International, Inc., a Nevada corporation (the "Company") regarding the use of Company's software and/or services, as the case may be, which may include user documentation provided in "online" or electronic form (the "Software"). BEFORE YOU CLICK ON THE "I AGREE" BUTTON BELOW THIS AGREEMENT, CAREFULLY READ THE TERMS AND CONDITIONS OF THIS AGREEMENT. BY CLICKING ON THE "I AGREE" BUTTON, YOU ARE CONSENTING TO BE BOUND BY AND ARE BECOMING A PARTY TO THIS AGREEMENT. IF YOU DO NOT AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, CLICK THE "I DISAGREE" BUTTON AND THE SOFTWARE YOU WILL NOT BE ALLOWED USE OF THE SOFTWARE.

2. Grant of License. During the term of your subscription license, subject to the payment of the applicable fees and your compliance with the terms and conditions hereof, this Agreement permits you to use one copy of the specified version of the Software, for internal purposes only, on only one computer, and only by one user WHO HAS BEEN GRANTED USE BY HOMESITE INSURANCE COMPANY. Your right to use is non-exclusive, non-transferable and non-sublicenseable. The Software is "in use" on a computer when it is ACCESSED THROUGH THE INTERNET, loaded into the temporary memory (i.e. RAM) or installed into the permanent memory (e.g., hard disk, CD-ROM, or other storage device) of that computer. We reserve all rights not expressly granted herein.

3. Copyright. The Software is owned by Company or its suppliers or licensors and is protected by United States copyright laws and international treaty provisions. We (and our suppliers and licensors) own and retain all right, title and interest in and to the Software, including patents, trademarks, copyrights, trade secrets and other intellectual property rights embodied or contained therein. Therefore, you may not use, copy, or distribute the Software without prior written authorization of the Company.

4. Restrictions. You may not rent, lease, license, or loan the Software OR transfer your rights under this Agreement UNLESS GRANTED BY HOMESITE INSURANCE COMPANY AND PRE-APPROVED BY THE BLUEBOOK INTERNATIONAL, INC. If you are granted permission from the Company, than you must permanently do so and you transfer with it, this Agreement, the Software, access to the software and all accompanying printed materials. You are to retain no copies or access rights and the recipient agrees to be bound by the terms and conditions of this Agreement. You may not reverse engineer, decompile, or disassemble the Software, except to the extent the foregoing restriction is expressly prohibited by applicable law. You may not make error corrections to, or otherwise adapt or modify, or create derivative works based upon the Software.

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5. NO WARRANTIES. THE SOFTWARE IS PROVIDED "AS-IS" WITHOUT ANY WARRANTY WHATSOEVER. YOU ASSUME ALL RISKS AND RESPONSIBILITIES FOR SELECTION OF THE SOFTWARE TO ACHIEVE YOUR INTENDED RESULTS, AND FOR THE INSTALLATION OF, USE OF, AND RESULTS OBTAINED FROM THE SOFTWARE. THE COMPANY MAKES NO WARRANTY THAT THE SOFTWARE WILL BE ERROR FREE OR FREE FROM INTERRUPTION OR FAILURE, OR THAT IT IS COMPATIBLE WITH ANY PARTICULAR HARDWARE OR SOFTWARE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO THE SOFTWARE AND THE ACCOMPANYING WRITTEN MATERIALS. SOME STATES DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU. YOU HEREBY ACKNOWLEDGE THAT THE SOFTWARE MAY NOT BE AVAILABLE OR BECOME UNAVAILABLE DUE TO ANY NUMBER OF FACTORS INCLUDING, WITHOUT LIMITATION, PERIODIC SYSTEM MAINTENANCE, SCHEDULED OR UNSCHEDULED, ACTS OF GOD, TECHNICAL FAILURE OF THE SOFTWARE, TELECOMMUNICATIONS INFRASTRUCTURE, OR DELAY OR DISRUPTION ATTRIBUTABLE TO VIRUSES, DENIAL OF SERVICE ATTACKS, INCREASED OR FLUCTUATING DEMAND, ACTIONS AND OMISSIONS OF THIRD PARTIES, OR ANY OTHER CAUSE REASONABLY BEYOND THE CONTROL OF THE COMPANY. THEREFORE, THE COMPANY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING SYSTEM AND/OR SOFTWARE AVAILABILITY, ACCESSIBILITY, OR PERFORMANCE.

6. LIMITED LIABILITY; NO LIABILITY FOR CONSEQUENTIAL DAMAGES. YOU ASSUME THE ENTIRE COST OF ANY DAMAGE RESULTING FROM YOUR USE OF THE SOFTWARE AND THE INFORMATION CONTAINED IN OR COMPILED BY THE SOFTWARE, AND THE INTERACTION (OR FAILURE TO INTERACT PROPERLY) WITH ANY OTHER HARDWARE OR SOFTWARE WHETHER PROVIDED BY THE COMPANY OR A THIRD PARTY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL THE COMPANY OR ITS SUPPLIERS OR LICENSORS BE LIABLE FOR ANY DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF GOODWILL, WORK STOPPAGE, HARDWARE OR SOFTWARE DISRUPTION, IMPAIRMENT OR FAILURE, REPAIR COSTS, TIME VALUE OR OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE, OR THE INCOMPATIBILITY OF THE SOFTWARE WITH ANY HARDWARE, SOFTWARE OR USAGE, EVEN IF YOU HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL COMPANY'S TOTAL LIABILITY TO YOU FOR ALL DAMAGES IN ANY ONE OR MORE CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED THE AMOUNT PAID BY YOU FOR THE SOFTWARE. BECAUSE SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY TO YOU. DO NOT USE THIS SOFTWARE IF YOU DO NOT UNDERSTAND THIS AGREEMENT WHETHER IN PART OR IN WHOLE.

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7. U.S. Government-Restricted Rights. The Software and accompanying documentation are deemed to be "commercial computer Software" and "commercial computer Software documentation," respectively, pursuant to DFAR Section 227.7202 and FAR Section 12.212, as applicable. Any use, modification, reproduction release, performance, display or disclosure of the Software and accompanying documentation by the U.S. Government will be governed solely by the terms of this Agreement and will be prohibited except to the extent expressly permitted by the terms of this Agreement.

8. Export Restrictions. You may not download, export, or re-export the Software (a) into, or to a national or resident of, any country to which the United States has embargoed goods, or (b) to anyone on the United States Treasury Department's list of Specially Designated Nationals or the U.S. Commerce Department's Table of Deny Orders or (c) in contravention of United States or other applicable law. By downloading or using the Software, you are representing and warranting that you are not located in, under the control of, or a national or resident of any such country or on any such list. You acknowledge that it is your sole responsibility to comply with any and all government export and other applicable laws, regulations and rules and that the Company has no further responsibility for such after the initial license to you.

9. Your Information and the Company's Privacy Policy. By entering into this Agreement, you agree that the Company may collect and retain information about you, including your name AND email address. The Company employs other companies and individuals to perform functions on its behalf. Examples include fulfilling orders, delivering packages, sending postal mail and e-mail, removing repetitive information from customer lists, analyzing data, providing marketing assistance, processing credit card payments, and providing customer service.

They have access to personal information needed to perform their functions, but may not use it for other purposes. The Company publishes a privacy policy on its web site and may amend such policy from time to time, in its sole discretion. You should refer to the Company's privacy policy prior to agreeing to this Agreement for a more detailed explanation of how your information will be stored and used by the Company. The Company's privacy policy is provided as a courtesy to you for informational purposes only and contains statements of the Company's present guidelines and goals with respect to the collection, retention and use of data the Company may obtain from your purchase or use of the Software. The Company does not make any and hereby disclaims to the maximum extent allowed by law any and all covenants, representations and warranties with respect to its compliance with the statements of intent contained in the Company's privacy policy.

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10. General. This Agreement is governed by the laws of the United States and the State of California, without reference to conflict of laws principles. The application of the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded. This Agreement shall not be subject to the Uniform Commercial Code. Any dispute between you and the Company regarding this Agreement will be subject to the exclusive venue of the state and federal courts in the county of ORANGE, state of California, USA. This Agreement is the TERMS AND CONDITIONS of use and represents the entire TERMS AND CONDITIONS between you and Company and supersedes any other TERMS AND CONDITIONS whether oral or written, or advertising with respect to the Software and documentation.

If any provision of this Agreement is held invalid, the remainder of this Agreement will continue in full force and effect. No provision hereof shall be deemed waived or modified except in a written addendum signed by an authorized representative of the Company.

11. Contact Information. Should you have any questions concerning this Agreement, or if you desire to contact the Company for any reason, please call (714) 731-3389, fax (949) 470-9563, or write: The Bluebook International, Inc. 21098 Bake Parkway, Lake Forest, Ca. 92630. http://www.Bluebook.net.

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Exhibit B

Insure To Value Tiered Pricing
Volume	From	To	Cost
1 - 25,000	1	1,000	[Redacted Pursuant to Request for Confidentiality]
25,001 - 50,000	1,001	5,000	[Redacted Pursuant to Request for Confidentiality]
59,001 - 75,000	5,001	50,000	[Redacted Pursuant to Request for Confidentiality]
100,001 - 125,000	50,001	100,000	[Redacted Pursuant to Request for Confidentiality]

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